EXHIBIT 99.4

TPT Global Tech and Subsidiary TPT Strategic Announce Charlotte North Carolina Land Purchase and Intent to enter into JV Real Estate Development Partnership Agreement with Julisabar Holdings LLC

SAN DIEGO, CA / ACCESSWIRE / July 17, 2023 / TPT Global Tech Inc. (OTC PINK:TPTW) www.tptglobaltech.com and its controlled subsidiary TPT Strategic, Inc. (OTC PINK:INOQ), are pleased to announce the completion of a Real Estate Land Purchase and JV Real Estate Development Partnership Agreement with Julisabar Holdings LLC located in charlotte North Carolina .

Under this agreement, TPT Strategic, Inc. has acquired 1.2 acres of land located at 2912 Beatties Ford Road, Charlotte, NC, from Julisabar Holdings LLC. The purchase was made for a consideration of $1 million, which was paid in the form of TPTW Series E Preferred Series E stock with a stated price of $5.00 USD per share. The Series E Preferred Stock is convertible, carries a 6% interest rate and is subject to a 25% discount to market upon TPTW listing on a major USD stock exchange. TPTW's Series E Preferred Stock includes similar features as the company's SEC qualified Series D Preferred Stock which individuals may invest in.

The collaboration between TPT Strategic and Julisabar Holdings LLC marks the beginning of a joint venture with the intent of developing an 80-unit affordable housing and sustainable apartment complex on the acquired land. The intent of the project is to align with TPT Strategic, Inc.'s commitment to creating innovative and socially responsible real estate developments. A definitive Joint Venture Agreement to develop an 80-unit affordable housing apartment complex will be entered into by both parties.

"We are excited to partner with Julisabar Holdings LLC with the intent to bring this important affordable housing project to fruition," said Stephen J. Thomas III, CEO of TPT Global Tech. "By combining our expertise in technology and real estate development with Julisabar's local knowledge and relationships, we aim to create a transformative community that addresses the pressing need for affordable housing in Charlotte, NC."

The intent of a partnership is to leverage TPT Strategic, Inc.'s extensive experience in design, construction, and management of residential properties, alongside Julisabar's deep understanding of the local market and regulatory landscape. The 80-unit apartment complex is intended to incorporate sustainable features and amenities to enhance the quality of life for its residents while promoting environmental stewardship.

"We believe that addressing the affordable housing crisis requires collaboration and innovative solutions," stated John Mayo, CEO of Julisabar Holdings LLC. "We are thrilled to join forces with TPT Strategic, Inc. and leverage our combined strengths to create a development that will positively impact the community and provide much-needed housing options."

TPT Stratetic, Inc. and Julisabar Holdings LLC are confident that this strategic partnership will not only help meet the growing demand for affordable housing in the area but also help serve as a model for future collaborations that aim to address critical societal challenges.

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About TPT Global Tech, Inc.

TPT Global Tech Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two US corporations, Ally Pharma US and TPT Global Inc. The company operates in various sectors including media, telecommunications, Smart City Real Estate Development,, and the launch the first super App VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

TPT Global Tech employs data gathering techniques to predict customer viewing and spending habits, enabling them to deliver products and services that align with customer demand. They also share advertising revenues with their content and linear broadcast partners worldwide.

TPT Global Tech has experienced revenue generation through telecommunications operations as a competitive local exchange carrier (CLEC) in Arizona. They have also generated revenue through their film and television production company in Los Angeles and their telecommunications and wireless internet service provider (ISP) across 7 Midwestern states.

Currently, TPT Global Tech operates a high-speed fiber optic and wireless network in the United States, catering to residential and business clients for their voice and data products. The company aims to leverage its acquisitions and existing customer bases to fuel its organic growth strategy and expand its new generation platform and media technology products and services domestically and internationally.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com. For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.

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